EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

In thousands of dollars, except per share data

                                                       Three months ended
                                                            March 31,
                                                     1998                1997
                                                     ----                ----
Numerator:
  Net income                                      $  5,579             $  7,599

  Effect of dilutive securities:
    Eller put/call option agreement                 (1,060)                 --
                                                  ---------            --------
Numerator for net income per
  common share - diluted                          $  4,519             $  7,599
                                                  ========             ========

Denominator:
  Weighted average common shares                    98,493               77,191

  Effect of dilutive securities:
    Employee stock options                           2,134                1,001
    Eller put/call option agreement                  1,081                   --
                                                  --------             ---------
  Dilutive potential common shares                   3,215                1,001

Denominator for net income
  per common share - diluted                       101,708               78,192
                                                  ========             ========

Net income per common share:
  Basic                                           $   ..06             $    .10
                                                  ========             ========

  Diluted                                         $   ..04             $    .10
                                                  ========             ========

EXHIBIT 12 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                          3 months ended
                                             March 31,                           Year Ended
                                         -----------------   ---------------------------------------------------
                                         1998       1997      1997       1996       1995       1994       1993
                                        ------     ------     -----     ------     ------     ------     ------
Income before income
  taxes                                   8,042     11,647    104,077     71,240    49,817     36,396     15,696
Dividends and other received from
  nonconsolidated affiliates                  0          0      4,624     10,430     1,432
                                       --------   --------   -------    -------   --------   --------   --------
Total                                     8,042     11,647    108,701     81,670    51,249     36,396     15,696

            Fixed Charges
Interest expense                         25,701     11,046     75,076     30,080    20,752      7,669      5,390
Amortization of loan fees                   424        177      1,451        506     1,004         82          5
Interest portion of rentals               1,480        136      6,120        424       361        262        188

Total fixed charges                      27,605     11,359     82,647     31,010    22,117      8,013      5,583

Preferred stock dividends
Tax effect of preferred dividends             0          0          0          0         0          0          0
After tax preferred dividends                 0          0          0          0         0          0          0

Total fixed charges and
  preferred dividends                    27,605     11,359     82,647     31,010    22,117      8,013      5,583

Total earnings available for
  payment of fixed charges               35,647     23,006    191,348    112,680    73,366     44,409     21,279
                                          =====      =====      =====      =====     =====      =====      =====
Ratio of earnings to fixed
  Charges                                  1.29       2.03       2.32       3.63      3.32       5.54       3.81
                                          =====      =====      =====      =====     =====      =====      =====

Rental fees and charges                  18,503      1,702     76,500      5,299     4,510      3,273      2,344
Interest rate                                8%         8%         8%         8%        8%         8%         8%


EXHIBIT 27 - FINANCIAL DATA SCHEDULE

FISCAL-YEAR-END                                    DEC-31-1998
PERIOD-END                                       MARCH-31-1998
CASH                                                  25775087
SECURITIES                                                   0
RECEIVABLES                                          132277397
ALLOWANCES                                            11844288
INVENTORY                                                    0
CURRENT-ASSETS                                       173675852
PP&E                                                1004361666
DEPRECEATION                                         145461254
TOTAL-ASSETS                                        3599626655
CURRENT-LIABILITIES                                   70842622
BONDS                                               1110289145
PREFERRED-MANDATORY                                          0
PREFERRED                                                    0
COMMON                                                10467782
OTHER-SE                                            2328102718
TOTAL-LIABILITY-AND-EQUITY                          3599626655
SALES                                                        0
TOTAL-REVENUES                                       203642392
CGS                                                          0
TOTAL-COSTS                                          123774052
OTHER-EXPENSES                                         3115221
LOSS-PROVISION                                               0
INTEREST-EXPENSE                                      25701262
INCOME-PRETAX                                          8041449
INCOME-TAX                                             4259126
INCOME-CONTINUING                                      5578706
DISCONTINUED                                                 0
EXTRAORDINARY                                                0
CHANGES                                                      0
NET-INCOME                                             5578706
EPS-BASIC                                                  .06
EPS-DILUTED                                                .04